Exhibit 7.08

EXECUTION VERSION

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of April 15, 2016 by and among E-House Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and the shareholders of E-House (China) Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, E-House Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Shareholder is the registered holder and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the number of (a) ordinary shares, par value US$0.001 per share, of the Company (the “Shares”), including Shares represented by American Depositary Shares, each representing one Share (collectively, the “Owned Shares”), (b) Company Options and (c) Company Restricted Shares (together with the Company Options, the “Share Awards”), as set forth in the columns titled “Owned Shares,” “Company Options” and “Company Restricted Shares,” as applicable, opposite such Shareholder’s name on Schedule A hereto;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, each of the Rollover Shareholders agrees to (a) the cancellation of his or its Owned Shares and the Shares issuable upon vesting and acceleration of the Share Awards for no Merger Consideration (such cancelled Shares collectively, the “Rollover Shares”), (b) the cancellation of his or its Share Awards for no consideration, and (c) subscribe for newly issued ordinary shares of Parent (the “Parent Shares”) immediately prior to the Closing as set forth in the column titled “Parent Shares” opposite such Rollover Shareholder’s name on Schedule A hereto in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree as follows:

Section 1.                                           Cancellation of Rollover Shares and Share Awards. Subject to the terms and conditions set forth herein, each Rollover Shareholder agrees that the Rollover Shares and Share Awards held by him or it shall be cancelled at the Closing for nil consideration.

Section 2.                                           Subscription of Parent Shares. Immediately prior to the Closing, Parent shall issue to each Rollover Shareholder, and such Rollover Shareholder (or, if designated by such Rollover Shareholder in writing, an Affiliate of such Rollover Shareholder) shall subscribe for, the number of Parent Shares, at US$0.001 per share, as set forth opposite such Rollover Shareholder’s name on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that such Rollover Shareholder shall have no right to any Merger Consideration in respect of its Rollover Shares and no right to any consideration in respect of the cancellation of its Share Awards pursuant to Section 2.02 of the Merger Agreement.

Section 3.                                           Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing.

Section 4.                                           Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholders and any agent of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

Section 5.                                           Irrevocable Election; Restrictions on Transfers.

(a)                                 The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 10(l), the irrevocable election and agreement by the Rollover Shareholders to subscribe for Parent Shares and agree to the cancellation of their respective Rollover Shares and Share Awards on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, directly or indirectly, (i) tender any equity securities of the Company into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares, Share Awards or other equity securities of the Company or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any equity securities of the Company and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such Owned Shares, Share Awards or other equity securities of the Company and/or (y) grants a third party the right to vote or direct the voting of such Owned Shares, Shares issuable upon vesting and acceleration of Share Awards or other equity securities of the Company (any such transaction, a “Derivative Transaction”), (iii) deposit Owned Shares or any equity securities of the Company into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and certain shareholders of the Company thereto (the “Voting Agreement”)) with respect to any Owned Shares or other equity securities of the Company, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be null and void and of no force and effect.

(b)                                 Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A hereto shall be deemed amended accordingly.

Section 6.                                           Representations and Warranties of the Rollover Shareholders. To induce Parent to accept the Rollover Shares and issue the Parent Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a)                                 Ownership of Shares. Except, with respect to Kanrich Holdings Limited (“Kanrich”), On Chance Inc. (“On Chance”) and Jun Heng Investment Limited (“Jun Heng”) for the aggregate 13,709,875 Shares pledged to Prominent Asset Investment Limited (“Prominent”) pursuant to the Share and Account Charge, dated as of March 22, 2013, and the Confirmatory Share and Account Charge, dated as of March 20, 2015 between Kanrich, On Chance, Jun Heng and Prominent, which will be released prior to the Closing, (i) such Rollover Shareholder (A) is and, immediately prior to the Closing will be, the beneficial owner of, and has and will have good and valid title to, the Owned Shares and Share Awards set forth opposite its name in Schedule A hereto, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of such securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the British Virgin Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; (ii) such Rollover Shareholder’s Owned Shares and Share Awards are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Rollover Shareholder’s Owned Shares and Share Awards other than this Agreement and the Voting Agreement; and (iii) such Rollover Shareholder has not Transferred any of such Rollover Shareholder’s Owned Shares and Share Awards pursuant to any Derivative Transaction. As of the date hereof, other than as set forth on Schedule A hereto, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of such Rollover Shareholder’s Owned Shares or Share Awards, except as contemplated by this Agreement or the Voting Agreement.

(b)                                 Organization, Standing and Authority. Each such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of such Rollover Shareholder’s Owned Shares and Share Awards constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d)                                 Litigation. There is no Action pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any such Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its or his obligations under this Agreement.

(e)                                  Reliance. Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 7.                                           Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a)                                 Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders subject to the proviso in Section 10(l), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)                                 Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c)                                  Issuance of Parent Shares. At and immediately after the Closing, there shall be (i) no options, warrants, or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Closing by all of the Rollover Shareholders) when issued.

Section 8.                                           Termination. This Agreement, and the agreement of the Rollover Shareholders to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 8 and Section 10 shall survive the termination of this Agreement. Nothing in this Section 8 shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

Section 9.                                           Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

Section 10.                                    Miscellaneous.

(a)                                 Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth on the signature pages hereto under each party’s name, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(b)                                 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

(c)                                  Entire Agreement. This Agreement, the Merger Agreement and the Voting Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)                                 Specific Performance. Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent and Merger Sub, Parent and Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent and Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

(e)                                  Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(f)                                   Governing Law. This Agreement and the schedules hereto shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

(g)                                  Dispute Resolution; Jurisdiction; Enforcement. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in the New York State Supreme Court Commercial Division in and for New York County, New York. Each of the parties hereto hereby (a) irrevocably submits for itself and in respect of its property, generally and unconditionally,  to the exclusive jurisdiction of any of the above-named courts for the purpose of any action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10(g), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 10(a) hereof or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

(h)                                 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(i)                                     No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

(j)                                    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, his or its estate, heirs, beneficiaries, personal representatives and executors.

(k)                                 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it or he has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(l)                                     Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

E-House Holdings Ltd.

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

Address: c/o 11/F Qiushi Building
No. 383 Guangyan Road
Zhabei District
Shanghai 200072
People’s Republic of China

[Signature Page to Rollover Agreement]

ROLLOVER SHAREHOLDERS

Xin Zhou

/s/ Xin Zhou
Address: c/o 11/F Qiushi Building
No. 383 Guangyan Road
Zhabei District, Shanghai 200072
People’s Republic of China

On Chance Inc.

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

Address: c/o 11/F Qiushi Building
No. 383 Guangyan Road
Zhabei District, Shanghai 200072
People’s Republic of China

Kanrich Holdings Limited

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

Address: c/o 11/F Qiushi Building
No. 383 Guangyan Road
Zhabei District, Shanghai 200072
People’s Republic of China

Jun Heng Investment Limited

By:	/s/ Xin Zhou
Name: Xin Zhou
Title: Director

Address: c/o 11/F Qiushi Building
No. 383 Guangyan Road
Zhabei District, Shanghai 200072
People’s Republic of China

[Signature Page to Rollover Agreement]

ROLLOVER SHAREHOLDERS

Neil Nanpeng Shen

/s/ Neil Nanpeng Shen

Address: c/o Suite 3613, 36/F
Two Pacific Place, 88 Queensway
Hong Kong

Smart Create Group Limited

By:	/s/ Neil Nanpeng Shen
Name: Neil Nanpeng Shen
Title: Director

Address: c/o Suite 3613, 36/F
Two Pacific Place, 88 Queensway
Hong Kong

Smart Master International Limited

By:	/s/ Neil Nanpeng Shen
Name: Neil Nanpeng Shen
Title: Director

Address: c/o Suite 3613, 36/F
Two Pacific Place, 88 Queensway
Hong Kong

[Signature Page to Rollover Agreement]

ROLLOVER SHAREHOLDERS

SINA Corporation

By:	/s/ Charles Chao
Name: Charles Chao
Title: Chief Executive Officer

Address: 20/F Ideal International Plaza
No. 58 North 4th Ring Road West
Haidian District, Beijing
People’s Republic of China

[Signature Page to Rollover Agreement]

SCHEDULE A

Rollover Shares

Shareholder	Shares	Company Options	Company Restricted Shares	Parent Shares
Xin Zhou	350,000	3,183,000	150,000	3,683,000
On Chance Inc.	4,064,800	—	—	4,064,800
Kanrich Holdings Limited	17,790,125	—	—	17,790,125
Jun Heng Investment Limited	9,665,000	—	—	9,665,000
Neil Nanpeng Shen	50,000	164,550	15,000	299,550
Smart Create Group Limited	2,084,874	—	—	2,084,874
Smart Master International Limited	1,363,939	—	—	1,363,939
SINA Corporation	29,333,740	—	—	29,333,740

A-1